Exhibit 10(b)

                                 FIRST AMENDMENT
                           TO THE AON STOCK AWARD PLAN
                      AS AMENDED AND RESTATED THROUGH 1997


      THIS FIRST AMENDMENT ("First Amendment") TO THE AON STOCK AWARD PLAN AS AMENDED AND RESTATED THROUGH 1997 (the "Plan") is hereby made effective as of the 19th day of March, 1999.


                                 R E C I T A L S


      WHEREAS, the Company deems it in the best interests of the Company to amend certain provisions of the Plan to clarify existing policies, practices and procedures.

      NOW, THEREFORE, the Plan is hereby amended as follows:

1. All references in the Plan to "paragraph" when used in conjunction with a specific paragraph number, e.g., "paragraph" 7, shall be changed to "Section."

2. Section 2 of the Plan is hereby amended by deleting the second, third and fourth sentences and inserting the following:

            "Since the adoption of the Plan in 1987, after giving effect to subsequent additions approved by shareholders and stock splits, the aggregate number of shares of Common Stock which may be issued pursuant to Awards under the Plan shall be 12,900,000. The administration of the Plan, agreements relating to Awards, including but not limited to agreements governing unfair competition, forms, practices, procedures, all questions involving the eligibility for Awards, interpretations of the provisions of the Plan, or the operation of the Plan shall be decided by the Committee."

3. Section 4 of the Plan is hereby amended by deleting the fourth sentence of the second paragraph and substituting the following:

            "The Participant does not have the right to vote any shares subject to an Award or receive dividends on such shares prior to the time they are vested."

4. Section 6 is hereby amended by deleting the second paragraph and inserting the following:

            "The Committee may, in its discretion and subject to such rules as it may adopt,


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            permit or, in the absence of the receipt of payment therefore within prescribed time periods, require Participant to pay all or a portion of such taxes arising in connection with vesting of an Award by electing to have the Corporation withhold shares of Common Stock otherwise issuable having a Fair Market Value equal to all or any portion of such tax to be satisfied in this manner."

5.    Section 13 is hereby amended by adding the following:

            "To the extent any shares of Common Stock covered by an Award are not delivered to a Participant or beneficiary because the Award was forfeited or canceled, or the shares of Common Stock are not delivered because the Award or exercise of the option is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan."

6.    The text of Section 15 is hereby deleted and the following inserted:

            "The Committee may, in its discretion and subject to such rules as it may adopt, permit a Participant to defer all or a portion of such shares otherwise deliverable pursuant to an exercise of a Award."

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